------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person
                                          |                                              |      to Issuer (Check all applicable)
   Dauch Annuity Trust 2001               |    American Axle & Manufacturing Holdings.,  |           Director     X  10% Owner
                                          |    Inc. (NYSE-AXL)                           |      -----           -----
                                          |                                              |            Officer (give title below)
-----------------------------------------------------------------------------------------|      -----
(Last)        (First)       (Middle)      |3. IRS Identification  |  4. Statement for    |            Other (specify below)
                                          |   Number of           |     Month/Year       |      -----
c/o  American Axle & Manufacturing        |   Reporting Person,   |                      |
     Holdings, Inc. 1840 Holbrook Avenue  |   if an entity        |      10/99           |
                                          |   (Voluntary)         |                      |
----------------------------------------- |                       |----------------------|-----------------------------------------
               (Street)                   |                       |  5. If Amendment,    |7. Individual or Joint/Group Filing
                                          |                       |     Date of Original | X (Check applicable line)
                                          |                       |     (Month/Year)     | -- Form Filed by One Reporting Person
Detroit, Michigan  48212                  |                       |                      |
----------------------------------------- |----------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)    |                                              |    Reporting Person
                                          |                                              |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A) |5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)      |Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)     |Beneficially| Form:    | Indirect
                                      |              |               |                           |Owned at End| Direct   | Bene-
                                      |              |---------------|---------------------------|of Month    | (D) or   | ficial
                                      |              |       |       |         | (A)  |          |(Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or  |          |  and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  | (D)  |  Price   |            |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
Common Stock                          |  10/19/99    |   P   |       |4,135,149|  A   |  $0.01   | 4,135,149  |    D     |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
Common Stock                          |              |       |       |         |      |          | 2,066,801  |    I     |   (1)
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
--------------------------------------|--------------|-------|-------|---------|------|----------|------------|--------- |---------
                                      |              |       |       |         |      |          |            |          |
-----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |   $0.01     | 10/19/99 |   X   |    |        |4,135,149|       |        | Common | 4,135,149 |   $0.01
(right to buy)          |             |          |       |    |        |         |       |        | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
       0          |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

(1) These shares of Common Stock have been loaned to the trustee by the trust pursuant to a loan agreement dated February 15, 1999. The trust retains an indirect pecuniary interest in such securities.

/s/ Michael K. Simonte            11/10/99
--------------------------------  --------
Signature of Reporting Person(1)    Date
Attorney-in-fact

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)